Exhibit 99.1

SAIC Announces Financial Results for the Fourth Quarter and Fiscal Year 2016

Revenues: $1,068 million for fourth quarter, $4.3 billion for fiscal year
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) margin: 7.5% for fourth quarter, 7.2% for fiscal year
Adjusted operating income: $64 million for fourth quarter, $253 million for fiscal year
Adjusted diluted earnings per share: $0.74 for fourth quarter, $2.85 for fiscal year
Cash flows provided by operating activities: $108 million for fourth quarter, $226 million for fiscal year
Repurchased 695k shares in fourth quarter for $32 million, approximately 1.1 million shares during fiscal year for $50 million
Book-to-bill ratio of approximately 0.8 for quarter, 1.0 for the fiscal year

MCLEAN, VA, March 29, 2016—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced financial results for the fourth quarter and fiscal year ended January 29, 2016.

“SAIC executed well in the fourth quarter and throughout fiscal year 2016, while building momentum moving into fiscal 2017,” said Tony Moraco, SAIC Chief Executive Officer. “New market access, key contract awards, excellent program performance, and delivery of strong financial results over the past year position SAIC for exciting opportunities to further invest in the business and continue generating shareholder value.”

Fourth Quarter and Fiscal Year 2016: Summary Operating Results

	Three Months Ended				Year Ended
	January 29, 2016	Percent change		January 30, 2015	January 29, 2016	Percent change		January 30, 2015
	(in millions, except per share amounts)
Revenues	$1,068	13%		$941	$4,284	12%		$3,835
Revenues performed by former parent(1)	3	(73%)		11	31	(38%)		50
Total revenues	1,071	13%		952	4,315	11%		3,885
Operating income	54	(8%)		59	227	(5%)		240
Operating income as a percentage of revenues	5.1%	-120	bps	6.3%	5.3%	-100	bps	6.3%
Adjusted operating income(2)	64	8%		59	253	5%		240
Adjusted operating income as a percentage of revenues	6.0%	-30	bps	6.3%	5.9%	-40	bps	6.3%
EBITDA(2)	73	14%		64	286	10%		260
EBITDA as a percentage of revenues	6.8%	—		6.8%	6.7%	-10	bps	6.8%
Adjusted EBITDA(2)	80	25%		64	309	19%		260
Adjusted EBITDA as a percentage of revenues	7.5%	70	bps	6.8%	7.2%	40	bps	6.8%
Net income	28	(22%)		36	117	(17%)		141
Diluted earnings per share	$0.60	(20%)		$0.75	$2.47	(15%)		$2.91
Adjusted diluted earnings per share(2)	$0.74	(1%)		$0.75	$2.85	(2%)		$2.91
Cash flows provided by operating activities	$108	13%		$96	$226	(18%)		$277
Free cash flow(2)	$99	11%		$89	$206	(19%)		$255
(1)	Revenues performed by former parent represent continuing work performed by SAIC’s former parent on pre-separation joint work recorded at revenue equal to cost.
(2)

Adjusted operating income, EBITDA, adjusted EBITDA, adjusted diluted earnings per share and free cash flow are non-GAAP financial measures. See Schedule 5 for reconciliation to the most directly comparable GAAP financial measures.

Revenues for the fourth quarter were $1,068 million compared to $941 million during the prior year quarter, which equates to revenue growth of 13%. The increase was primarily due to acquired contracts from the Scitor acquisition and newly awarded programs. These increases were partially offset by lower material volume on supply chain contracts.

The Company’s internal revenue for the fourth quarter, as shown in Schedule 5, contracted 1.1% when revenues from the prior year quarter are adjusted to include Scitor’s historical revenues as if the acquisition occurred at the beginning of the comparable prior year period. Revenues generated by Scitor of $133 million contracted by $6 million from the prior year due to current year delays in contract awards and transition of work to small business set aside contracts.

Revenues for the fiscal year were $4.3 billion compared to $3.8 billion during the prior fiscal year, which equates to revenue growth of 12%. The increase was primarily due to acquired contracts from the Scitor acquisition and newly awarded programs. These increases were partially offset by decreased material volume and a U.S. Department of Defense contract that ended in fiscal 2016.

The Company’s fiscal 2016 internal revenue, as shown in Schedule 5, was flat when revenues from the prior year are adjusted to include Scitor’s historical revenues as if the acquisition occurred at the beginning of the comparable prior year period. The flat internal revenue is primarily due to a net increase in revenues on newly awarded programs which has offset lower year over year Scitor revenues. Revenues generated by Scitor since acquisition were $428 million, which represents a $24 million decline to its historical revenues for the comparable prior year period.

Operating income for the quarter was $54 million, or 5.1% of revenues, down from $59 million, or 6.3% of revenues, in the prior year quarter. The decrease in operating income was primarily driven by higher current year amortization of intangible assets due to the Scitor acquisition ($10 million) and Scitor integration costs ($10 million). These were partially offset by operating income generated by Scitor during the quarter and a net favorable increase in the change in estimates on contracts accounted for under the percentage-of-completion method. Operating income as a percentage of revenues was 6.0% for the quarter after adjusting for acquisition and integration costs.

Operating income for the fiscal year was $227 million, or 5.3% of revenues, down from $240 million, or 6.3% of revenues, in the prior fiscal year. The decrease in operating income was primarily driven by current year amortization of intangible assets due to the Scitor acquisition ($32 million) and acquisition and integration costs ($26 million). These were partially offset by operating income generated by Scitor and a net favorable increase in the change in estimates on contracts accounted for under the percentage-of-completion method. Operating income as a percentage of revenues was 5.9% for the year after adjusting for acquisition and integration costs.

Adjusted EBITDA (which excludes acquisition and integration costs) was $80 million for the fourth quarter, or 7.5% of revenues, compared to 6.8% in the comparable prior year quarter. Adjusted EBITDA was $309 million for fiscal 2016, or 7.2% of revenues, compared to 6.8% in the prior fiscal year. Fiscal 2016 adjusted EBITDA increased due to earnings from newly acquired Scitor contracts and a net increase in profitability across our existing contract portfolio.

Net income for the quarter was $28 million compared to $36 million in the prior year quarter. The decrease was due to increased interest expense on incremental term loan borrowings and decreased operating income.

Net income for the fiscal year was $117 million compared to $141 million in the prior fiscal year. The decrease was due to increased interest expense on incremental term loan borrowings and decreased operating income.

Diluted earnings per share was $0.60 for the quarter and adjusted diluted earnings per share was $0.74 (which excludes the estimated after-tax effects of $10 million of acquisition and integration costs). The weighted-average diluted shares outstanding during the quarter was 47.0 million shares.

Diluted earnings per share was $2.47 for the year and adjusted diluted earnings per share was $2.85 (which excludes the estimated after-tax effects of $26 million of acquisition and integration costs). The weighted-average diluted shares outstanding during the year was 47.4 million shares.

Cash Generation and Capital Deployment

Total cash flows provided by operating activities for the quarter were $108 million, an increase of $12 million from the comparable prior year quarter. The increase in operating cash was primarily due to cash flows provided by Scitor, partially offset by higher interest payments on incremental borrowings ($9 million) and a current quarter internal investment of working capital for the Assault Amphibious Vehicle contract ($9 million).

Total cash flows provided by operating activities for the year were $226 million, a decrease of $51 million from the prior year. The decrease in operating cash was primarily due to the timing of income tax payments in the prior year ($29 million), current year payments for acquisition and integration costs ($18 million), an internal investment of working capital in the current year for the Assault Amphibious Vehicle contract ($29 million), and higher interest payments in the current year as a result of additional borrowings ($19 million). These decreases were partially offset by cash provided from the operating activities of Scitor.

During the quarter, SAIC deployed $46 million of capital, consisting of $14 million in cash dividends and $32 million in plan share repurchases (approximately 0.7 million shares) under SAIC’s previously announced share repurchase program. For the year, share repurchases totaled $50 million (approximately 1.1 million shares) and total share repurchases since the inception of the program in 2013 have totaled $200 million (approximately 4.7 million shares).

Quarterly Dividend Declared

Subsequent to quarter end, the Board of Directors declared a regular quarterly cash dividend of $0.31 per share payable on April 29, 2016 to stockholders of record on April 15, 2016. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards

Net bookings for the quarter were approximately $0.9 billion, which reflects a book-to-bill ratio of approximately 0.8. Net bookings for the year, after adjusting beginning backlog for the acquired backlog from the Scitor acquisition, were approximately $4.3 billion which reflects a book-to-bill ratio of approximately 1.0. SAIC’s estimated backlog of signed business orders at the end of fiscal 2016 was approximately $7.2 billion of which $1.9 billion was funded.

SAIC was awarded the following notable contract during the quarter:

U.S. Army – Joint Program Executive Office for Chemical and Biological Defense (JPEO-CBD): SAIC was awarded a contract to continue to provide logistics support services to the JPEO-CBD. The multiple award, indefinite delivery, indefinite quantity contract has a three-year period of performance, one three-year option and a total contract value of $900 million for all awardees if all options are exercised. SAIC will provide performance-based logistics support, operational maintenance, and supply chain support to military and non-military locations worldwide.

SAIC was awarded the following notable contract subsequent to the end of the fiscal year:

U.S. Army – Aviation and Missile Research, Development and Engineering Center (AMRDEC): SAIC was awarded a task order under the General Services Administration’s One Acquisition Solution for Integrated Services vehicle to continue to provide human-performance training services to special operations soldiers, federal agencies and civilian employees. The task order has a one year period of performance, four one year options, and a total value of $93 million if all options are exercised. Work will be performed nationwide.

Subsequent to the end of the fiscal year, the Government Accountability Office denied the protest of the U.S. Marine Corps Amphibious Combat Vehicle 1.1 award that was previously announced in the third quarter. The $122 million firm-fixed price contract requires the production of 13 prototype amphibious vehicles with options for 60 low-rate initial production vehicles and 148 full-rate production vehicles that could bring the full value of this contract to over $1 billion.

Conference Call Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. eastern time on March 29, 2016. A live audio broadcast of the conference call, along with a supplemental presentation, will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.888.397.5350 (toll-free U.S.) or +1.719.325.2440 (international/local) and entering passcode 9754471.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s approximately 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in McLean, Virginia, SAIC has annual revenues of approximately $4.3 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Presti +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to retain key employees and customers of recently acquired Scitor Holdings, Inc. and its subsidiaries (collectively, Scitor); our ability to successfully integrate Scitor, including implementing IT and other control systems relating to Scitor’s operations; our ability to generate sufficient earnings to meet the required leverage ratio under our credit facilities, which if unsuccessful would give lenders the right to, among other things, foreclose on all of our assets; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com.

All information in this release is as of March 29, 2016. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Year Ended
	January 29, 2016	January 30, 2015	January 29, 2016	January 30, 2015
	(in millions, except per share amounts)
Revenues	$1,068	$941	$4,284	$3,835
Revenues performed by former parent	3	11	31	50
Total revenues	1,071	952	4,315	3,885
Cost of revenues	962	855	3,873	3,500
Cost of revenues performed by former parent	3	11	31	50
Total cost of revenues	965	866	3,904	3,550
Selling, general and administrative expenses	42	27	158	95
Acquisition and integration costs	10	-	26	-
Operating income	54	59	227	240
Interest expense	13	4	44	17
Income before income taxes	41	55	183	223
Provision for income taxes	(13)	(19)	(66)	(82)
Net income	$28	$36	$117	$141
Weighted-average number of shares outstanding:
Basic	45.4	45.6	45.8	46.9
Diluted	47.0	47.6	47.4	48.5
Earnings per share:
Basic	$0.61	$0.78	$2.55	$3.01
Diluted	$0.60	$0.75	$2.47	$2.91
Cash dividends declared and paid per share	$0.31	$0.28	$1.21	$1.12

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	January 29, 2016	January 30, 2015
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$195	$301
Receivables, net	635	544
Inventory, prepaid expenses and other current assets	122	97
Total current assets	952	942
Goodwill	860	379
Intangible assets, net	224	2
Property, plant and equipment, net	71	59
Other assets	15	7
Total assets	$2,122	$1,389

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$447	$365
Accrued payroll and employee benefits	184	155
Long-term debt, current portion	57	32
Total current liabilities	688	552
Long-term debt, net of current portion	1,013	454
Other long-term liabilities	41	38
Total equity	380	345
Total liabilities and equity	$2,122	$1,389

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Year Ended
	January 29, 2016	January 30, 2015	January 29, 2016	January 30, 2015
	(in millions)
Cash flows from operating activities:
Net income	$28	$36	$117	$141
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20	5	62	21
Deferred income taxes	3	4	3	4
Stock-based compensation expense	8	9	33	35
Excess tax benefits from stock-based compensation	(1)	(1)	(10)	(3)
Loss on disposal of property, plant and equipment	1	-	1	-
Increase (decrease) resulting from changes in operating assets and liabilities net of the effect of the acquisition:
Receivables	39	85	(5)	77
Inventory, prepaid expenses and other current assets	(6)	(16)	(11)	16
Other assets	(1)	-	-	-
Accounts payable and accrued liabilities	8	(32)	44	(19)
Accrued payroll and employee benefits	11	7	(4)	4
Other long-term liabilities	(2)	(1)	(4)	1
Total cash flows provided by operating activities	108	96	226	277
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	-	-	(764)	-
Change in restricted cash	2	-	(14)	-
Expenditures for property, plant and equipment	(9)	(7)	(20)	(22)
Total cash flows used in investing activities	(7)	(7)	(798)	(22)
Cash flows from financing activities:
Dividend payments to stockholders	(14)	(12)	(55)	(52)
Principal payments on borrowings	(43)	(6)	(72)	(13)
Issuances of stock	1	1	4	3
Stock repurchased and retired or withheld for taxes on equity awards	(33)	(26)	(69)	(149)
Excess tax benefits from stock-based compensation	1	1	10	3
Proceeds from borrowings	-	-	670	-
Disbursements for obligations assumed from Scitor acquisition	(2)	-	(5)	-
Deferred financing costs	-	-	(17)	-
Total cash flows (used in) provided by financing activities	(90)	(42)	466	(208)
Total increase (decrease) in cash and cash equivalents	11	47	(106)	47
Cash and cash equivalents at beginning of period	184	254	301	254
Cash and cash equivalents at end of period	$195	$301	$195	$301

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	January 29, 2016	October 30, 2015	January 30, 2015
	(in millions)
Funded backlog	$1,879	$2,067	$1,659
Negotiated unfunded backlog	5,319	5,347	4,513
Total backlog	$7,198	$7,414	$6,172

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates its backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended	Year Ended
	January 29, 2016
	(in millions)
Internal revenue growth (contraction)
Prior year period's revenues, as reported	$941	$3,835
Revenues of acquired business for the comparable prior year period	139	452
Prior year period's revenues, as adjusted	$1,080	$4,287
Current year revenues, as reported	1,068	4,284
Internal revenue (contraction) growth(1),(2)	$(12)	$(3)
Internal revenue (contraction) growth, as a percentage	-1.1%	-0.1%

	Three Months Ended		Year Ended
	January 29, 2016	January 30, 2015	January 29, 2016	January 30, 2015
	(in millions)
Operating income	$54	$59	$227	$240
Operating income as a percentage of revenues	5.1%	6.3%	5.3%	6.3%
Acquisition and integration costs	10	-	26	-
Adjusted operating income(2)	$64	$59	$253	$240
Adjusted operating income as a percentage of revenues	6.0%	6.3%	5.9%	6.3%

Net income	$28	$36	$117	$141
Interest expense	13	4	44	17
Provision for income taxes	13	19	66	82
Depreciation and amortization	19	5	59	20
EBITDA(2)	73	64	286	260
EBITDA as a percentage of revenues	6.8%	6.8%	6.7%	6.8%
Acquisition and integration costs	10	-	26	-
Depreciation included in acquisition and integration costs	(3)	-	(3)	-
Adjusted EBITDA(2)	$80	$64	$309	$260
Adjusted EBITDA as a percentage of revenues	7.5%	6.8%	7.2%	6.8%

(1)

Internal revenue (contraction) growth is a non-GAAP financial measure that management believes provides an indicator of how successful SAIC has been in growing revenues as we develop our base business and access new markets and capabilities provided by acquisitions like Scitor. We calculate our internal revenue growth (contraction) percentage by comparing our reported revenues for the current year to the reported revenues for the prior year comparable period adjusted to include the comparable period historical revenues of acquired businesses as if the acquisition took place in the prior year.

(2)

Internal revenue (contraction) growth, adjusted operating income, EBITDA and adjusted EBITDA are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into revenues, operating income and net income, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's consolidated and combined financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

	Three Months Ended		Year Ended
	January 29, 2016	January 30, 2015	January 29, 2016	January 30, 2015
	(in millions, except per share amounts)
Diluted earnings per share	$0.60	$0.75	$2.47	$2.91
Acquisition and integration costs, net of tax benefit, divided by diluted weighted-average number of shares outstanding	$0.14	$-	$0.38	$-
Adjusted diluted earnings per share(1),(2)	$0.74	$0.75	$2.85	$2.91

Cash flows provided by operating activities	$108	$96	$226	$277
Expenditures for property, plant and equipment	(9)	(7)	(20)	(22)
Free cash flow(1)	$99	$89	$206	$255

(1)

Adjusted diluted earnings per share and free cash flow are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into diluted earnings per share and cash flows provided by operating activities, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's consolidated and combined financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.

(2)

Adjusted diluted earnings per share is calculated excluding acquisition and integration costs of $10 million and $26 million for the three months and year ended January 29, 2016, respectively, and uses SAIC’s effective income tax rates for each period reported without the negative effect of the non-deductible acquisition costs that are included in reported net income.